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                                                                       Exhibit 5

              [Letterhead of Eckert Seamans Cherin & Mellott, LLC]

                               January 2, 2004

PacificHealth Laboratories, Inc.
100 Matawan Road
Suite 420
Matawan, New Jersey 07747-3913

Re:      PacificHealth Laboratories, Inc. - Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to PacificHealth Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,273,430 shares of the common stock, $0.0025 par value per share, of the Company pursuant to the Company's registration statement on Form SB-2 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") for resale on behalf of the certain selling stockholders named therein. The shares subject to the Registration Statement consist of outstanding shares (the "Issued Shares") and shares issuable by the Company upon the exercise of outstanding warrants (the "Warrant Shares") that were issued by the Company in the private placement that occurred in December 2003.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and other instruments relating to the Company, certificates of officers and representatives of the Company, and certificates of public officials and other documents, and have made such investigation of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed necessary or appropriate as a basis for rendering the opinions expressed below. In connection with our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies and the accuracy and completeness of all documents submitted to us.

On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company had the corporate authority to issue the Issued Shares and has corporate authority to issue the Warrant Shares in the manner and under the terms set forth in the Registration Statement.

2. The Issued Shares being registered for resale by the selling stockholders under the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

3. The Warrant Shares being registered for resale by the selling stockholders under the Registration Statement have been duly authorized, and, when issued in accordance with the terms of the warrants and receipt by the Company of the consideration required, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law. We have not considered and express no opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ ECKERT SEAMANS CHERIN & MELLOTT, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC